Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

January 22, 2021

James Alpha Funds Trust

515 Madison Avenue

New York, New York 10022

Re: James Alpha Funds Trust

Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to James Alpha Funds Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, series management investment company.

This opinion is given in connection with the filing by the Trust of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 1 to such Registration Statement under the 1940 Act (the “Registration Statement”), relating to, among other matters, the registration of an indefinite number of shares of beneficial interest (the “Shares”) of each series of the Trust (each a “Fund” and together, the “Funds”) listed in Exhibit A.

In connection with giving this opinion, we have examined copies of the Trust’s Certificate of Trust, as filed with the Secretary of State of Delaware, Amended and Restated Agreement and Declaration of Trust, as amended (the “Trust Agreement”), Bylaws (the “Bylaws”), resolutions of the sole initial Trustee of the Trust adopted on October 23, 2020 and resolutions of the Board of Trustees of the Trust adopted on January 8, 2021 (the “Resolutions”), and a Good Standing Certificate dated January 22, 2021, from the Secretary of State of Delaware, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware.

b)	The provisions of the Trust Agreement and the Bylaws relating to the issuance of the Shares will not be modified or eliminated.
c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.
d)	The Shares will be issued as contemplated by the Registration Statement.
e)	The registration of an indefinite number of the Shares will remain effective.
f)	Each of the Shares will be sold for the consideration described in the then current summary prospectus (if any), statutory prospectus and statement of additional information of each Fund and the consideration received by the Trust will in each event be at least equal to the net asset value per share of such Shares.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of assets belonging to each Fund (or allocable to the applicable Class, as defined in the Trust Agreement) for all loss and expense of any shareholder held personally liable for the obligations of such Fund or Class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which each Fund or the applicable Class of the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold, issued and paid for as described in the then current prospectus and statement of additional information for each Fund, will be validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

Exhibit A

Fund (and Share Class)
James Alpha Global Real Estate Investments Fund Class A Class I Class C Class R6
James Alpha Managed Risk Domestic Equity Fund Class A Class I Class C Class R6
James Alpha Structured Credit Value Fund Class A Class I Class C Class R6
James Alpha Hedged High Income Fund Class A Class I Class C Class R6
James Alpha Multi-Strategy Alternative Income Fund Class A Class I Class C Class R6
James Alpha Macro Fund Class I Class R6
James Alpha Total Hedge Fund Class I Class R6
James Alpha EHS Fund Class I Class R6
James Alpha Event Driven Fund Class I Class R6
James Alpha Family Office Fund Class I Class R6
James Alpha Relative Value Fund Class I Class R6
James Alpha Managed Risk Emerging Markets Equity Fund Class A Class I Class C Class R6